EXHIBIT 99.1

United-Guardian Reports Strong First Quarter Results

HAUPPAUGE, N.Y., May 7, 2014 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) reported today that both sales and earnings were strong for the first quarter of 2014, with sales increasing slightly over last year's first quarter. While earnings were strong as well, they were lower than last year's first quarter due to the ending of monthly compensation payments the company had been receiving from one of its suppliers. As a result, earnings per share decreased from $0.34 per share to $0.29 when compared with the same period last year.

Ken Globus, President of United-Guardian, stated, "We are pleased that sales of both our personal care and pharmaceutical products were up this quarter over last year. These increases were offset by lower sales of our medical products, but we believe this was related more to the timing of the medical product orders rather than any actual decline in demand. The decrease in net income was due primarily to the ending of contractual compensation payments that we had been receiving from our Renacidin supplier as a result of its suspension of production in early 2013. Now that Renacidin sales have resumed, we expect revenue from that product to more than make up for the discontinuation of those compensation payments as sales gradually build back up."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE QUARTERS ENDED
MARCH 31, 2014 and MARCH 31, 2013*

STATEMENTS OF INCOME
(UNAUDITED)

	THREE MONTHS ENDED MARCH 31,
	2014	2013

Net sales	$ 3,959,492	$ 3,952,161

Costs and expenses:
Cost of sales	1,432,918	1,411,156
Operating expenses	615,642	561,568
Total costs and expenses	2,048,560	1,972,724
Income from operations	1,910,932	1,979,437

Other income:
Investment income	33,819	54,182
Income from damage settlement	24,402	292,830
Total other income	58,221	347,012

Income before income taxes	1,969,153	2,326,449

Provision for income taxes	633,400	761,800

Net income	$ 1,335,753	$ 1,564,649

Earnings per common share
(Basic and Diluted)	$ 0.29	$ 0.34

Weighted average shares – basic and diluted	4,596,439	4,596,439

* Additional financial information can be found at the company's web site at www.u-g.com.

CONTACT: Robert S. Rubinger
         Public Relations
         (631) 273-0900